Exhibit 99.1

Media contact:
Jenifer L. Kues
513.397.7244
jeni.kues@cinbell.com

Cincinnati Bell Inc. Announces Executive Changes
Gary Cornett to Assume New Role as Vice President of Purchasing and Supply Chain
Management; Kurt Freyberger Appointed as Vice President and Controller

CINCINNATI – April 4, 2005 – Cincinnati Bell Inc. (NYSE:CBB) today announced that Gary Cornett will assume a new role within the organization as Vice President of Purchasing and Supply Chain Management. The Company also announced that it has appointed Kurt Freyberger as Vice President and Controller of Cincinnati Bell Inc.

Mr. Cornett served as Vice President and Controller of the Company since February of 2004. Previously, he served as Controller of the Cincinnati-based operating subsidiaries of the Company. With his appointment to this newly created position, he has been challenged with increasing efficiency and reducing costs in the company’s logistics operations.

Mr. Freyberger had been an executive with Chiquita Brands International Inc. since 1996, most recently serving as Assistant Corporate Controller and Director of Financial Reporting. Prior to working at Chiquita, Mr. Freyberger was an audit manager with PricewaterhouseCoopers LLP. He holds a Bachelor of Science degree in Accounting from Western Kentucky University.

“I’m very pleased to announce these new assignments,” said Brian Ross, chief financial officer of Cincinnati Bell Inc. “This change provides Gary an opportunity to expand his already considerable financial management skills. Kurt’s appointment brings additional strength and experience to our financial team. The Company will benefit tremendously from their leadership.”

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

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